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                                                                    EXHIBIT 99.1

                             FIRST AMENDMENT TO THE
                   BLUELINX CORPORATION SALARIED SAVINGS PLAN

      THIS AMENDMENT to the BlueLinx Corporation Salaried Savings Plan, effective as of May 7, 2004 (the "Plan"), made this 19th day of April, 2006, by BlueLinx Corporation (hereinafter referred to as the "Company"), to be effective as specified herein.

                                   WITNESSETH:

      WHEREAS, the Company sponsors and maintains the Plan and its accompanying trust for the exclusive benefit of its employees and their beneficiaries and pursuant to Section 10.6 thereof, the Company has the right to amend the Plan at any time; and

      WHEREAS, the Company wishes at this time to amend the Plan in order to provide for the revision of the eligibility provisions of the Plan, for addition to the Plan of certain provisions designed to bring the Plan into compliance with certain provisions of the Internal Revenue Code of 1986, as amended, relating to "automatic rollovers" of certain distributions, and for other purposes;

      NOW, THEREFORE, the Plan is hereby amended effective as specified herein.

                                       1.

      The paragraph beginning with the words "NOW, THEREFORE," on page 1 is deleted in its entirety and replaced with the following, effective as of May 7, 2004:

            NOW, THEREFORE, effective as of May 7, 2004 (hereinafter called the "Effective Date"), the Employer hereby establishes a 401(k) Salaried Savings Plan (the "Plan") for the exclusive benefit of the Participants and their Beneficiaries, on the following terms:

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                                       2.

      Section 1.44 is amended by deleting the second paragraph in its entirety and inserting the following in its place, effective as of May 7, 2004:

            In addition to the periods of time that are credited in accordance with the foregoing provisions of this Section 1.44, in the case of an individual who becomes an Employee as a result of a business acquisition (regardless of the form of the transaction) there shall also be credited such amount of service with the acquired entity or with a prior employer that conducted the business in question as shall be specified in Appendix A to this Plan, which may be executed by the Administrator. Revisions of Appendix A also may be executed by the Plan Administrator, without the necessity of an amendment to the Plan. Appendix A shall also specify any other exceptions from the Plan for individuals who become Employees as a result of a business acquisition.

                                       3.

      Section 2.4 of the Plan is amended by deleting the second sentence and inserting in is place the following, effective as of May 7, 2004:

      The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions (including questions on matters of fact) arising in connection with the administration interpretation and application of the Plan.

                                       4.

      Section 3.1 is amended in its entirety to provide as follows, effective as of May 7, 2004:

      3.1 CONDITIONS OF ELIGIBILITY

            Any Eligible Employee, with respect to salary reduction elections pursuant to Section 4.2, and Employer matching contributions pursuant to
      Section 4.1(b) shall be eligible to participate hereunder as soon as administratively practicable after the date of hire, or if later, the date on which such Employee first becomes an Eligible Employee.

                                       5.

      Section 3.2 of the Plan is amended by deleting the first paragraph in its entirety and inserting in its place the following, effective as of May 7, 2004:

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      3.2 EFFECTIVE DATE OF PARTICIPATION

            An Eligible Employee, with respect to salary reduction elections pursuant to Section 4.2, and Employer matching contributions pursuant to
      Section 4.1(b) and Employer Qualified Non-elective Contributions pursuant to Section 4.1(c), shall become a Participant effective as of the date on which such Employee met the eligibility requirements of Section 3.1, provided said Employee was still employed as of such date (or if not employed on such date, as of the date of rehire if a 1-Year Break in Service has not occurred or, if later, the date that the Employee would have otherwise entered the Plan had the Employee not terminated employment).

                                       6.

      Section 3.2 of the Plan, as so amended, is further amended by deleting the second paragraph in its entirety, effective as of May 7, 2004.

                                       7.

      Section 3.7 of the Plan is amended by deleting paragraph (1) of subsection
(b) and replacing it with the following, effective as of May 7, 2004:

            (1) In the case of a former Participant who under the Plan does not have a nonforfeitable right to any interest in the Plan resulting from Employer contributions, Periods of Service before a period of 1-Year Breaks in Service will not be taken into account if the number of consecutive 1-Year Breaks in Service equals or exceeds five. Such Period of Service before termination shall be irrevocably forfeited and disregarded for vesting purposes under the Plan.

                                       8.

      Section 4.1 is amended by deleting the phrase "Employer Qualified Non-Elective Contribution" in the first sentence and inserting in its place "Employer Discretionary Non-Elective Contribution," effective as of May 7, 2004.

                                       9.

      Section 4.1, as so amended, is further amended by adding a new subsection
(g) as follows, effective as of May 7, 2004:

            (g) If a Participant's Deferred Contributions are not made equally to the Plan throughout the Plan Year (e.g. there is a change of percentage or a

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      stopping of Contributions), the maximum eligible Employer Non-Elective
      Contributions may not be received. At the end of the Plan Year, the Employer may make an additional Contribution ("true-up matching contribution") to reconcile any difference between the Employer Non-Elective Contributions received and those that would have been received if the Participant's Deferred Contribution had been made equally throughout the year. To receive true-up matching contributions, each of the following requirements must be satisfied:

            -     Any true-up matching contribution must exceed $10.00.

            - The Employee in question must be employed on the last day of the Plan Year.

                                       10.

      Section 4.2(a) is amended by deleting the first sentence and inserting in its place the following, effective as of May 7, 2004:

      Each Participant may elect to defer from 1% to 75% of Compensation which would have been received in the Plan Year, but for the deferral election.

                                       11.

      Section 4.2(e) is amended by deleting the reference to "Section 4.2(f)" in the second sentence and replacing it with "Section 4.2(g)," effective as of May 7, 2004.

                                      12.

      Section 4.2(f) is amended by inserting a comma after "Section 6.12(b)" in the first sentence, and by deleting the second sentence in its entirety, effective as of May 7, 2004.

                                      13.

      Section 4.2(k) is amended in its entirety to provide as follows, effective as of May 7, 2004:

      (k) The Employer and the Administrator shall implement the salary reduction elections provided for herein in accordance with the following:

            (1) An Eligible Employee may make a salary deferral election to the Plan as soon as administratively practicable following date of hire, or if later, the date on which such Employee first becomes an Eligible Employee. The Eligible Employee shall automatically receive an enrollment information packet and may enroll at any time thereafter. As

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      soon as administratively practicable after enrollment, contributions shall be automatically deducted from the Participant's periodic compensation paycheck each payroll period on a pre-tax basis, normally between two (2) and three (3) weeks after the date of enrollment.

            (2) A Participant may modify the salary deferral election or suspend such election at any time by notifying the Administrator. Modifications shall be effective as soon as administratively practicable following the date the modification is requested, normally between two (2) and three (3) weeks after the date of request.

                                       14.

      Section 4.4(b) is amended by deleting paragraph (4) in its entirety, effective as of May 7, 2004.

                                       15.

      Section 4.4(g) is amended by deleting the second paragraph in its entirety, effective as of May 7, 2004.

                                       16.

      Section 6.13 is amended by adding the following sentence after the existing second sentence:

      A one-time fee for processing and administering the "qualified domestic relations order" shall be charged directly to the Participant's Account, unless the "qualified domestic relations order" specifically requires the "alternate payee" to pay all or a portion of such fee.

                                       17.

      Article IX of the Plan is amended by adding the following Sections 9.17 through 9.22, effective as of May 7, 2004:

            9.17 Plan Continuance Voluntary. Although it is the intention of the Employer that this Plan shall be continued and that contributions shall be made regularly, this Plan is entirely voluntary on the part of the Employer, and the continuance of the Plan and the payments hereunder are not assumed as a contractual obligation of the Employer.

            9.18 Payments to Minors and Others. In making any distribution to or for the benefit of any minor or incompetent Participant or Beneficiary, or any

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      other Participant or Beneficiary who, in the opinion of the Administrator, is incapable of properly using, expending, investing, or otherwise disposing of such distribution, the Administrator, in its sole and complete discretion may, but need not, order the Trustee to make such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of any incompetent Participant or Beneficiary, or to any adult with whom such person temporarily or permanently resides; and any such guardian, committee, relative, or other person shall have full authority and discretion to expend such distribution for the use and benefit of such person; and the receipt of such guardian, committee, relative, or other person shall be a complete discharge to the Trustee, the Administrator, and this Plan, without any responsibility on the part of the Committee, the Administrator or the Trustee to see to the application of amounts so distributed.

            9.19 Correction of Participants' Accounts. If an error or omission is discovered in the Accounts of a Participant, or in the amount distributed to a Participant, the Administrator will make such equitable adjustments in the records of the Plan as may be necessary or appropriate to correct such error or omission in accordance with applicable law. Further, the Employer may, in its discretion, make a special contribution to the Plan which will be allocated by the Administrator only to the Account of one or more Participants to correct such error or omission.

            9.20 Employer Records. Records of the Employer as to an Employee's or Participant's period of employment, termination of employment and the reason therefor, leaves of absence, reemployment, compensation, and elections or designations under this Plan will be conclusive on all persons, unless determined by the Administrator to be incorrect.

            9.21 Electronic Means of Communication. Whenever, under this Plan, a Participant or Beneficiary is required or permitted to make an election, provide a notice, give a consent, request a distribution, or otherwise communicate with the Employer, the Administrator, the Trustee or a delegate of any of them, to the extent permitted by law, the election, notice, consent, distribution request or other communication may be transmitted by means of telephonic or other electronic communication, if the administrative procedures under the Plan provide for such means of communication.

            9.22 Plan Conversions. Notwithstanding any provision of the Plan to the contrary, during any conversion period, in accordance with procedures established by the Administrator, the Administrator may temporarily suspend, in whole or in part, certain provisions of the Plan, which may include, but are not limited to, a Participant's right to change his contribution election, a Participant's right to change his investment election and a Participant's right to borrow or withdraw from his Account or obtain a distribution from his Account.

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                                       18.

      Section 10.1 of the Plan is amended in its entirety to provide as follows, effective as of May 7, 2004:

      10.1 ADOPTION BY OTHER EMPLOYERS

            Notwithstanding anything herein to the contrary, with the consent of the Employer and Trustee, any other corporation or entity, whether an affiliate or subsidiary or not, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer if the following conditions are met:

            (i) The corporation or other entity wishing to become a Participating Employer must adopt the Plan by the execution of a formal resolution by such entity's board of directors (or other governing body) to adopt this Plan, and either such resolution or a plan merger amendment or an adoption agreement, as appropriate, shall indicate the effective date of such adoption; and

            (ii) Such document evidencing the adoption of the Plan by the corporation or other entity must be delivered to and accepted in writing by the Administrator.

      The plan merger agreement or adoption agreement with respect to a Participating Employer shall be considered a part of the Plan and shall be maintained by the Administrator in the permanent records relating to the terms of the Plan. The documents referred to in paragraphs (i) and (ii) above may, in addition to specifying the effective date of the adoption, specify other provisions including, but not limited to, credit for service prior to the effective date for eligibility and vesting purposes. In the absence of any such special provisions (or a written instrument executed by the Administrator, as described in Section 1.44), the terms and provisions of this Plan shall control.

                                      19.

      The Plan, as so amended, is further amended by the addition of an Appendix A, thereof, as provided in Section 1.44 of the Plan, that provides initially as follows:

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                                   APPENDIX A
                                       TO
                   BLUELINX CORPORATION SALARIED SAVINGS PLAN

                         (Effective as of July 15, 2005)

                         Special Provisions Relating to
                      Crediting of Service for Purposes of
                             Eligibility and Vesting

      Pursuant to Section 1.44 of the Plan, Employees shall receive credit, for purposes of determining the Period of Service for determining eligibility under Article III and/or vesting under Section 6.4, as indicated below, for service with the following business entities prior to the dates indicated:

                                                                          Purpose for which
       Business Entity                          Service Prior to            Credit Given
       ---------------                          ----------------          -----------------
Hampton Distribution Companies                   July 15, 2005       Eligibility and Vesting

                                         Approved: Barbara V. Tinsley
                                                   -----------------------------
                                                   Barbara V. Tinsley

                                         Date: April 19, 2006

                                       20.

      Except as otherwise provided herein, the provisions of the Plan are confirmed and ratified.

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      IN WITNESS WHEREOF, this First Amendment has been executed the day and year first above written, to be effective as of May 7, 2004.

                                        BLUELINX CORPORATION

                                        By: /s/ Barbara V. Tinsley
                                            ------------------------------------
                                            Name: Barbara V. Tinsley
                                            Title: General Counsel & Secretary

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